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                                                                  EXHIBIT (a)(4)

                                                      World Financial Center
                                                      North Tower
                                                      New York, New York
[LOGO]                                                10281-1305
MERRILL LYNCH & CO.                                   (212) 236-3790 (Call
                                                      Collect)


                          OFFER TO PURCHASE FOR CASH

   UP TO A TOTAL OF 28 MILLION SHARES OF SERIES A COMMON STOCK AND SERIES C
                                 COMMON STOCK

                                      OF

                           THE TIMES MIRROR COMPANY

                                      AT

                               $95 NET PER SHARE

                                      BY

                                TRIBUNE COMPANY


    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
              MIDNIGHT, EASTERN TIME, ON MONDAY, APRIL 17, 2000,
                         UNLESS THE OFFER IS EXTENDED.


                                                                 March 21, 2000

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

   We have been appointed by Tribune Company, a Delaware corporation ("Tribune"), to act as Dealer Manager in connection with Tribune's offer to purchase up to a total of 28 million shares of Series A Common Stock, par value $1 per share (the "Series A Shares"), and Series C Common Stock, par value $1 per share (the "Series C Shares" and, together with the Series A Shares, the "Shares"), of The Times Mirror Company, a Delaware corporation (the "Company"), at a purchase price of $95 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 21, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith.

   Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

   The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer at least 15 million Shares on the date of purchase and (ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See Section 14 of the Offer to Purchase.

   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS DEFINED BELOW), AND THE MERGER AGREEMENT (AS DEFINED BELOW), DETERMINED THAT THE TERMS OF EACH ARE ADVISABLE,

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FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND
RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS WHO DESIRE CASH FOR THEIR SHARES TENDER THEIR SHARES PURSUANT TO THE OFFER.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 13, 2000 (the "Merger Agreement"), between Tribune and the Company, pursuant to which, following the consummation of the Offer and in accordance with the Delaware General Corporation Law, and subject to the satisfaction or waiver of certain conditions, including approval of stockholders of Tribune and the Company, the Company will be merged with and into Tribune (the "Merger"), with Tribune continuing as the surviving corporation. In the Merger, subject to the next sentence, each Share will be converted into 2.5 shares of common stock, no par value, of Tribune (together with the associated preferred share purchase rights). In addition, if fewer than 28 million Shares are purchased in the Offer, Tribune may purchase Shares for cash in the open market following the Offer, or the Company's stockholders may elect to receive $95 in cash for each of their Shares in the Merger up to the balance of the 28 million Shares.

   Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

     1. The Offer to Purchase dated March 21, 2000.

     2. The Letter of Transmittal for your use to tender Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

     3. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

     4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if certificates for Shares ("Share Certificates") and all other required documents are not immediately available or cannot be delivered to First Chicago Trust Company of New York (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

     5. A letter to stockholders from Mark H. Willes, the Chairman of the Board of Directors of the Company accompanied by the Company's
  Solicitation/Recommendation Statement on Schedule 14D-9.

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

     7. A return envelope addressed to the Depositary.

   YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON MONDAY, APRIL 17, 2000, UNLESS THE OFFER IS EXTENDED.

   In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents should be sent to the Depositary and either Share Certificates representing the tendered Shares should be delivered to the Depositary, or Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

   If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

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   Tribune will not pay any commissions or fees to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Tribune will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Tribune will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                     Very truly yours,

                                     Merrill Lynch, Pierce, Fenner & Smith
                                     Incorporated

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF TRIBUNE, THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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